UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2011

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Avenue, Suite 1000, Houston, Texas 77002

(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code: (713) 830-8775

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 — REGULATION FD

On January 10, 2011, Calpine Corporation (the “Company”) announced that it intends to offer $1.2 billion in aggregate principal amount of Senior Secured Notes due 2023 in a private placement. A copy of the press release is being furnished as Exhibit 99.1 hereto.

In connection with this transaction, the Company provided the following disclosure to the investors.

On December 8, 2010, we purchased entities from CIT Capital USA Inc. that held the leases for our Broad River and South Point power plants by assuming debt with a fair value of approximately $297 million ($280 million face value) and a cash payment of $40 million. Prior to this purchase, these plants were leased from the purchased entities of CIT Capital USA Inc. Previously our Broad River power plant was operated under a sale-leaseback transaction that was accounted for as a failed sale-leaseback financing transaction and our South Point power plant was accounted for as an operating lease. The purchase of the entities holding the power plant leases only added an incremental $85 million in consolidated debt, as the transaction eliminated approximately $212 million recorded as debt and accrued interest owed to CIT Capital USA Inc. under our Broad River power plant lease. For accounting purposes, we expect to account for this transaction as a refinancing of existing debt since we primarily exchanged future lease obligations for a debt obligation, and expect to record a net, non-cash loss of approximately $125 million in our fourth quarter of 2010, While the transaction results in a one time, non-cash loss, the acquisition of these entities grants us greater flexibility and more control of the future operation of both plants.

As of December 31, 2010, we had no borrowings outstanding under our revolving credit facility, except $443 million of letters of credit outstanding which includes those reissued from or backstopped by our revolving credit facility.

Existing and future GHG/Carbon legislation and other air emissions regulations could cause us to incur significant costs and adversely affect our operations, generally or in a particular quarter when such costs are incurred.

Environmental laws and regulations have generally become more stringent over time, and this trend is likely to continue. In particular, there is growing likelihood that carbon tax or limits on carbon, CO2 and other greenhouse gas (“GHG”) emissions will be implemented at the federal or expanded at the state or regional levels. In 2009, ten states in the northeast began the compliance period of a cap-and-trade program, Regional Greenhouse Gas Initiative, to regulate CO2 emissions from power plants. California is in the process of implementing plans for Assembly Bill 32 which places a statewide cap on GHG emissions and requires the state to return to 1990 emission levels by 2020. In December 2010, the California Air Resources Board adopted a regulation establishing a GHG cap-and trade program which takes effect in 2012 for electric utilities and other “major industrial sources,” and in 2015 for certain other GHG sources.

During 2009, the U.S. House of Representatives proposed “The American Clean Energy and Security Act of 2009,” and the Senate Environment and Public Works Committee proposed the “Clean Energy Jobs and American Power Act,” which both addressed climate change. Both of these acts failed and the November 2010 election resulted in a change in control of Congress, with Republicans controlling the U.S. House of Representatives. While the Senate may continue considering legislation addressing climate change, it is unlikely that such legislation will be enacted in the near term. Instead, more emphasis will be placed on increasing the regulations, powers and activities of the Environmental Protection Agency (“EPA”) under the Clean Air Act. In 2010, the EPA proposed or finalized regulations governing GHG emissions from major sources as well as emissions of NOx and SO2 from the electric generation sector. Although we cannot predict the ultimate effect of future changes climate change legislation or regulations could have on our business, we believe we will face a lower compliance burden than some of our competitors due to the relatively low GHG emission rates of our fleet. We continue to monitor and actively participate in the processes where we anticipate an impact on our business.

The unknown impact from the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as the rules to be promulgated under it could have an adverse impact on our ability to hedge risks associated with our business, require the implementation of additional policies and require us to incur administrative compliance costs.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was signed into law on July 21, 2010. Title VII of the Dodd-Frank Act addresses regulatory reform of the over-the-counter (“OTC”) derivatives market in the U.S. and significantly changes the regulatory framework of this market. Title VII will be effective 360 days from the enactment of the Dodd-Frank Act and the implementing regulation is to be completed by the same date. Until these regulations have been finalized, the extent to which the provisions of Title VII might affect our derivatives activities is unknown. A number of features of the legislation may impact our existing business. One of the most significant of these is the requirement for central clearing of many OTC derivatives transactions with clearing organizations. This requirement is subject to an end-user exception. Whereas our OTC transactions have traditionally been negotiated on a bilateral basis, including the collateral arrangements thereunder, they now will be subject to the collateral and margining procedures of the clearing organization. To the extent the end-user exception is available to us, we may elect not to clear certain transactions. In these instances, the collateral margining requirements for these uncleared transactions might be subject to the requirements prescribed by this regulation. It is not known at this time whether, and, if so, to what extent, we will be required to provide collateral (for both our cleared and uncleared transactions) in excess of what is currently provided under our existing hedging relationships. Further, it is not certain whether the new margin requirements will apply retroactively to existing OTC derivatives transactions. Other features of the Dodd-Frank Act which will have an impact on our derivatives activities include trade reporting, position limits and trade execution. The effect of the Dodd-Frank Act on traditional dealers and market-makers as well as the consequential effect on market liquidity and, hence, pricing is uncertain.

In addition to legislation and rule making provisions related to derivative transactions, the Dodd-Frank Act contains a variety of provisions designed to regulate financial markets. Further, many aspects of the Dodd-Frank Act are subject to rulemaking that will take effect over several years, thus making it difficult to assess its impact on us at this time. We expect to successfully implement any new applicable legislative and regulatory requirements and may incur additional costs associated with our compliance with the new regulations and anticipated additional reporting and disclosure obligations; however, we do not expect such costs to be material to us.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated January 10, 2011.*

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Jim D. Deidiker
Jim D. Deidiker
Sr. Vice President and
Chief Accounting Officer

Date: January 10, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated January 10, 2011.*

*	Furnished herewith.